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                                                                   EXHIBIT 10.36


                            ASSET TRANSFER AGREEMENT
                            ------------------------

        THIS ASSET TRANSFER AGREEMENT (the "Agreement") is entered into by and between MAGNETEC CORPORATION, a Connecticut corporation ("Magnetec"), and TRIDEX CORPORATION, a Connecticut corporation ("Tridex").

        WHEREAS, Tridex desires to transfer to Magnetec and Magnetec desires to acquire from Tridex all of the assets owned and used by Tridex in its ribbon business (the "Ribbon Business").

        NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1. Transfer of Assets. (a) Tridex hereby agrees to transfer to Magnetec, at the Closing (as defined in Section 7.1), all of Tridex's right, title and interest in and to all of the equipment, inventory (whether components, work-in progress or finished goods), technical drawings and associated intellectual property, unfilled customer purchase orders, accounts receivable, packaging, sales literature and other supplies used by Tridex exclusively in the conduct of the Ribbon Business (the "Assets"). A preliminary estimate of the composition of the assets as of the Closing is set forth on Schedule 1 hereto.

        (b) Except as set forth in Section 4, the Assets are being transferred to Magnetec "as is" and "where is" without any warranties of quality or fitness except as hereinafter set forth.

        2. Assumption of Liabilities. Magnetec hereby agrees to assume (a) all liabilities and obligations of Tridex under the purchase orders which relate to the Ribbon Business and remain unperformed or unfilled at the time of the Closing, (b) all trade accounts payable with respect to the Ribbon Business, and
(c) all accrued but unpaid sales commissions due with respect to sales of Ribbon Business products. A preliminary estimate of the purchase orders, trade accounts payable and accrued but unpaid sales commissions which relate to the Ribbon Business and remain unperformed, unfilled or unpaid at the time of the Closing is set forth on Schedule 2 hereto.

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        3. Consideration for Transfer of Assets.

        (a) Tridex and Magnetec agree that Magnetec shall pay Tridex by wire transfer, in consideration for the transfer of the Assets, a total purchase price (the "Purchase Price") equal to (i) $180,000 at the time of Closing plus
(ii) after the Closing, an amount equal to the Book Value of the Assets at the date of the Closing. For purposes of this Agreement, the term "Book Value" of the Assets means the value of (i) inventories, (ii) accounts receivable and
(iii) fixed assets, minus the balance of (A) trade accounts payable and (B) accrued but unpaid sales commissions. Tridex and Magnetec acknowledge that such Book Value was approximately $120,000 at April 30, 1998

        (b) Not later than June 4, 1999, Magnetec will prepare and deliver to Tridex revised copies of Schedules 1 and 2 hereto, together with revised versions of the Exhibits to the Assignment and Assumption Agreement and the Instrument of Transfer, reflecting Magnetec's revised determination of (i) the Assets as of the Closing and (ii) the unperformed and unfilled Ribbon Business purchase orders, the trade accounts payable and accrued but unpaid sales commissions as of the Closing. Magnetec shall also deliver to Tridex Magnetec's calculation of the Book Value of the Assets at the date of the Closing. If Tridex does not deliver to Magnetec by June 11, 1999, a written notice objecting to Magnetec's calculations, such calculations shall be deemed final and binding on the parties. If Tridex delivers such a notice of objection to Magnetec by June 11, 1999, and the parties are unable to resolve their disagreement by June 18, 1999, then the parties hereto may refer the dispute to a mutually acceptable independent accounting firm which shall render a final and binding ruling in the matter not later than July 19, 1999. The parties shall share the costs and expenses of such accounting firm on an equal basis. Upon the earlier of (A) the close of business on June 11, 1999 in the event Tridex does not deliver to Magnetec by June 11, 1999, a written notice objecting to Magnetec's calculations, (B) the date on which the parties hereto resolve any dispute as to such calculations, or (C) the date on which the independent accounting firm renders its final ruling as to any such dispute, Updike, Kelly & Spellecy shall, in accordance with the terms of the Escrow Letter referred to in Section 6.1, deliver the Termination Statement to Magnetec (or its designee) and Magnetec shall pay to Tridex by wire transfer an amount equal to the Book Value of the Assets.


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        4. Representations and Warranties of Tridex. Tridex represents and warrants to Magnetec as follows:

           (a) Corporate Status. Tridex is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

           (b) Due Authorization. The entry by Tridex into this Agreement and the transfer of the Assets to Magnetec hereunder have been duly authorized by all requisite corporate action.

           (c) Title to Assets. Tridex has good and marketable title to the Assets free and clear of all liens and encumbrances (except for a lien on the Assets held by Fleet National Bank, pursuant to an Amended and Restated Credit Agreement dated as of April 17, 1998 and last amended on March 26, 1999.

           (d) Condition of Assets. The inventory included in the Assets is of a quality useable and saleable in the ordinary course of business. All other tangible personal property, including manufacturing equipment, transferred hereunder is in reasonably good operating condition and repair, subject to normal wear.

           (e) Sufficiency of Assets. The Assets transferred by Tridex to Magnetec pursuant to this Agreement constitute all of the assets used by Tridex exclusively in the conduct of the Ribbon Business and, in combination with the services previously provided by Magnetec to Tridex pursuant to the Amended and Restated Manufacturing Support Services Agreement, dated as of June 1, 1998 (the "Manufacturing Agreement"), are sufficient to conduct the Ribbon Business as presently conducted by Tridex.

        5. Representations and Warranties of Magnetec.

           (a) Corporate Status. Magnetec is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

           (b) Due Authorization. The entry by Magnetec into this Agreement and the transfer of the Assets from Tridex to Magnetec hereunder has been duly authorized by all requisite corporate action.


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        6. Conditions Precedent to Closing.

           6.1 Conditions Precedent to Magnetec's Closing.

        The obligations of Magnetec under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set out below.

           (a) Accuracy of Representations. All representations and warranties made by Tridex in this Agreement will be true as of the Closing as though made at that time.

           (b) Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, will have been instituted or threatened as of the Closing.

           (c) Bank Consent. Fleet National Bank shall have consented in writing (the "Fleet Consent") to the transactions contemplated by this Agreement and shall have (i) agreed in writing to release any liens on the Assets and (ii) delivered signed UCC-3 termination statements for filing to terminate such liens, (the "Termination Statements") to be held by Updike, Kelly & Spellecy pursuant to the terms of an escrow letter ("Escrow Letter") addressed to the parties hereto.

        6.2 Conditions Precedent to Tridex's Closing.

        The obligations of Tridex under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set out below.

           (a) Accuracy of Representations. All representations and warranties made by Magnetec in this Agreement will be true as of the Closing as though made at that time.

           (b) Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, will have been instituted or threatened as of the Closing.


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           (c) Bank Consent. Fleet National Bank shall have delivered the Fleet
Consent.

        7. Closing.

           7.1 Time and Place.

        The transfer of the Assets by Tridex to Magnetec (the "Closing") shall be effective on May 28, 1999 at the offices of Magnetec in Wallingford, Connecticut. Tridex and Magnetec shall exchange executed copies of all closing documents and take all necessary steps to complete the Closing.

           7.2 Tridex's Obligations at Closing.

        Prior to the Closing, Tridex will deliver to Magnetec the following documents:

           (a) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 7.2(a) (the "Assignment and Assumption Agreement"), duly executed by Tridex, assigning and transferring to Magnetec all of Tridex's right, title and interest in and to the customer purchase orders which remain unfilled or unperformed as of the date of the Closing.

           (b) An Instrument of Transfer, in substantially the form attached hereto as Exhibit 7.2(b), transferring the Assets from Tridex to Magnetec.

           (c) The Fleet Consent.

           (d) Termination Statements signed by Fleet National Bank relating to its lien on the Assets, to be held by Updike, Kelly & Spellecy pursuant to the terms of the Escrow Letter.

           (e) Written termination of the Manufacturing Agreement.

           7.3 Magnetec's Obligation at Closing.

        At the Closing, Magnetec will deliver to Tridex the following:



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           (a) The Assignment and Assumption Agreement, duly executed by
Magnetec.

           (b) The wire transfer of $180,000.

           (c) Written termination of the Manufacturing Agreement.

           7.4 Post-Closing Obligations.

           (a) The parties will comply with their respective obligations under
Section 3(b) hereof.

           (b) Tridex and Magnetec will execute and deliver such additional documents and take such additional actions as may be necessary to carry out the transactions contemplated by this Agreement.

           (c) For a period of three years after the Closing, Magnetec will provide Tridex with reasonable access during normal business hours to its books and records related to the operation of the Ribbon Business through the date of the Closing, to enable Tridex to comply with accounting, tax and other obligations.

           7.5 Titles. The title of this Agreement and the titles of sections and subsections, and of exhibits, are for convenience of reference only and will not be considered in the construction or interpretation hereof.

           7.6 Survival. All representations, warranties and agreements contained in this Agreement will survive for six (6) months from the date of the Closing.

           7.7 Entire Agreement. This Agreement, the schedules hereto, the Instrument of Transfer and the Assignment and Assumption Agreement constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.

           7.8 Successors and Assigns. References in this Agreement to the parties hereto will be deemed to include their successors and permitted assigns and


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this Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

           7.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

           7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

           7.11 Amendments. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the 28th day of May, 1999.

                                           TRIDEX CORPORATION



                                           By:    /s/ George T. Crandall

                                                   George T. Crandall
                                           Title:  Vice President and Treasurer

                                           MAGNETEC CORPORATION



                                           By:    /s/ Richard L. Cote

                                                      Richard L. Cote
                                           Title:     Vice President



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                                   SCHEDULE 1

                                 LIST OF ASSETS



                                                               May 28,
                                                                 1999
                                                           -----------------
      Accounts Receivable, Less Than
               60 days old                                    $80,694.48

      Inventory                                                37,974.36

      Fixed Assets, Net                                         8,661.85


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                                   SCHEDULE 2

                    UNFILLED AND UNPERFORMED PURCHASE ORDERS,
                           AND TRADE ACCOUNTS PAYABLE
                                       AND
                      ACCRUED BUT UNPAID SALES COMMISSIONS


                                                                             May 28,
                                                                              1999
                                                                       -----------------

   Open Purchase Orders                                                   $99,676.16

   Accounts Payable (including accrued but unmatched invoices of
   $2,288.16)                                                              11,834.23

   Accrued Sales Commissions                                                  703.07




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